Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-150981 on Form S-8 of Peapack-Gladstone Financial Corporation of our report dated June 26, 2020, appearing in this Annual Report on Form 11-K of the Peapack-Gladstone Bank Employees’ Savings and Investment Plan for the year ended December 31, 2019.

/s/ Crowe LLP
Crowe LLP

New York, New York

June 26, 2020